Exhibit 5.2

[Letterhead of Drinker Biddle & Reath LLP]

December 19, 2011

Entercom Communications Corp.

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Re:	Entercom Radio, LLC—Registration Statement on Form S-4; Exchange Offer for $220,000,000 Aggregate Principal Amount of 10 1/2% Senior Notes due 2019

Ladies and Gentlemen:

We have acted as special counsel to Entercom Communications Corp., a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”) and the parent corporation of Entercom Radio, LLC, a Delaware limited liability company (the “Issuer”). Our representation of the Company is in connection with the issuance by the Issuer of up to $220,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2019, Series B (the “Exchange Notes”) and the guarantee of the Exchange Notes by the Company (the “Guarantee”), and certain other guarantees (together with the Guarantee, the “Guarantees”) by each of the subsidiaries of the Issuer (the “Subsidiary Guarantors” and, together with the Company, the “Guarantors”), under an indenture, dated November 23, 2011, including the Guarantees (collectively, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Exchange Notes will be issued in exchange for the Issuer’s outstanding 10 1/2% Senior Notes due 2019, Series A (the “Outstanding Notes”) on the terms described in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes.

As such counsel, we examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Issuer, the other Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the Commonwealth of Pennsylvania and we express no opinion with respect to the applicability, or effect, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters under the laws of other jurisdictions are addressed in opinions of other legal counsel (including but not limited to Latham & Watkins LLP), each of which has been separately provided to you. We express no opinion with respect to those matters herein.

Entercom Communications Corp.

December 19, 2011

With your consent, we have assumed (a) that the Indenture (including the Guarantee) has been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Exchange Notes have been duly authorized, executed and delivered by the parties thereto, (c) that the Indenture and the Exchange Notes constitute legally valid and binding obligations of the parties thereto including the Company, enforceable against each of them in accordance with their respective terms, and (d) that the status of the Indenture and the Exchange Notes as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Guarantee of the Company has been duly authorized by all necessary corporate action of the Company.

Our opinion is subject to the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

Entercom Communications Corp.

December 19, 2011

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP